Exhibit 99.1

BIMI Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1)

NEW YORK, November 27, 2023 -- BIMI International Medical Inc. (the “Company”) today announced that on November 21, 2023, the Company received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended September 30, 2023 (the “Third Quarter Form 10-Q”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission. The Nasdaq letter has no immediate effect on the listing of the Company’s shares.

The Nasdaq letter also stated that previously Nasdaq had granted the Company an exception until December 8, 2023, to file its delinquent Form 10-Q for the period ended June 30, 2023 (the “Initial Delinquent Filing”). As a result, any additional Nasdaq exception to allow the Company to regain compliance with all delinquent filings, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or February 20, 2024.

As a result of this additional delinquency, the Company must submit an update to its original plan to regain compliance with respect to the filing requirement. The update should be as definitive as possible, including plans to file the Form 10-Q for the period ended September 30, 2023, and indicate the progress the Company has made towards implementing the plan submitted in connection with the Initial Delinquent Filing.

The Initial Delinquent Filing was resolved when the Company filed its Form 10-Q for the period ended June 30, 2023 on November 22, 2023. The Company intends to resolve the deficiency with respect to the Third Quarter Form 10-Q and regain compliance with the Nasdaq Listing Rules.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to file its overdue Form 10-Qs, achieve profitable operations, continue to operate as a going concern, continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc. Email: vinson@usbimi.com Tel: +1 949 981 6274